PRESS RELEASE

Verticalnet Reports Financial Results for the First Quarter of 2006;
Announces Pending Debt Financing

MALVERN, PA - May 15, 2006 — (BUSINESS WIRE) -Verticalnet, Inc. (Nasdaq:VERT), a leading provider of on-demand supply management solutions, today announced results for its first quarter ended March 31, 2006. The Company also announced it has signed an agreement for additional debt financing, subject to certain closing conditions.

Revenues for the quarter ended March 31, 2006 were $3.9 million, as compared to $5.3 million for the quarter ended March 31, 2005. Verticalnet’s net loss for the quarter ended March 31, 2006 was $5.3 million, or ($0.11) per share, as compared to a net loss of $3.2 million, or ($0.08) per share, for the quarter ended March 31, 2005. Adjusted net loss from operations(a) for the quarter ended March 31, 2006 was $3.0 million, or ($0.06) per share, as compared to an adjusted net loss from operations (a) of $2.4 million, or ($0.06) per share, for the quarter ended March 31, 2005. For the quarters ended March 31, 2006 and 2005, weighted-average shares outstanding were approximately 50.2 million and 42.0 million  shares, respectively.

The Company reported that billings for the first quarter of 2006 were $4.0 million compared to $5.1 million for the comparable period last year. Total software and software related revenues and billings were flat with the comparable period in the prior year. Software bookings for the first quarter of 2006 were $1.4 million compared to $0.9 million for the comparable period in the prior year representing a 48% improvement. First quarter software bookings represented the second best quarter of software bookings since the beginning of 2003 despite being reduced from the record level of bookings achieved in the fourth quarter of 2005.

Services revenues for the first quarter of 2006 were $2.4 million as compared to $3.8 million for the comparable period in the prior year, with $0.9 million of this reduction representing a decline in revenue from Verticalnet’s top two accounts. Revenue from these two customers declined to 33% of total revenue in the first quarter of 2006 from 41% in the first quarter of 2005.

During the period, the Company incurred expenses relating to reserves for litigation and settlement costs and restructuring totaling approximately $1.3 million. The Company believes that all costs associated with the existing litigation have been adequately reserved as of March 31, 2006.

Cash flow used in operations improved to $1.3 million in the first quarter of 2006 as compared to cash flow used in operations of $2.5 million in the first quarter of 2005. The Company’s cash and cash equivalents balance as of March 31, 2006 was $3.2 million.

“We continue to be encouraged by the 48% growth of our software bookings” stated Nathanael V. Lentz, President and CEO of Verticalnet. “While bookings were down compared to the historically strong fourth quarter, the first quarter bookings were the second strongest quarter since 2003. We believe that software bookings are the leading indicator of our success in growing our on-demand supply management solutions business.”

“The decline in services revenue was not unexpected but the speed of this decline was more rapid than we had projected,” continued Lentz. “For some time we have acknowledged our high concentration of services revenue and recognized that revenue from our top two accounts would likely migrate to more sustainable levels over time. While operating expenses during the quarter were in line with expectations, we have continued to take actions to align our cost structure with our lower than expected revenue. We believe that the first quarter should be the low point from which we grow revenue and are encouraged that, to date, new customer wins in the second quarter have matched new customer wins in all of the first quarter,” Lentz concluded.

Business Highlights:

•	The addition of 29 new customer agreements in the first quarter, including software, services, and paid pilot agreements. These agreements include:

•	Three new software contracts in the first quarter, including software contracts with new customers such as Invensys and Sara Lee Branded Apparel. In addition, two of these agreements represented the displacement of a major competitor with a previously implemented solution.

•	The initiation of three paid software pilots, one of which has already converted in the second quarter into a longer term agreement.

•	The expansion of Verticalnet service relationships with 15 existing software and services customers. While some of these were incremental projects, several were broad in scope. This includes an expansion of a spend analysis project to European divisions for a major pharmaceuticals company, the support of a major rail project for a customer who recently licensed Verticalnet’s full XE Suite, and an agreement to provide four quarterly spend analysis refreshes to a global chemical customer.

•	The Company further grew its global channel partner program with expansion of relationships with two partners, including a major global consulting organization.

•	Progress has continued into the second quarter to date, with Verticalnet having already added more new customers than in all of the first quarter. New customers include a global food services company for which Verticalnet, partnered with IBM, will deliver a complete procurement solution. We expect this relationship to drive significant revenue in coming quarters. Of note, two of these new customers represent European wins driven from Verticalnet’s acquisition of Digital Union in mid-2005.

Pending Financing:

The Company also announced that it has executed a note purchase agreement, whereby subject to certain conditions to closing, an institutional investor will loan the Company $4 million in exchange for an unsecured senior subordinated discount promissory note in the principal amount of $5.3 million. The closing of the sale of the note is expected to occur in the next several days. Verticalnet anticipates that the transaction will result in net proceeds to the Company of approximately $3.7 million, after deducting the estimated offering costs and fees. Verticalnet intends to use the net proceeds for working capital and general corporate purposes. The details of the transaction will be available in the Company’s Form 8-K to be filed with the SEC.

Pursuant to the note purchase agreement, when issued the note will become due on the earlier of 18 months or on January 31, 2007, in the event that the Company is unable to obtain the consent of its senior secured lenders to allow the new investor to obtain a subordinated security interest to secure the note. Interest on the principal amount of the note will accrue at 6% per annum, and will be payable quarterly, in arrears, beginning July 2006 until the note’s maturity.

“The pending financing is expected to have the effect of strengthening our balance sheet while bringing a highly reputable investor to Verticalnet,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “It is important for our customers, partners, and employees to know that this pending funding will provide our balance sheet with the strength needed to drive our business forward,” concluded Lentz.

Conference Call Information:
Verticalnet will host a conference call on May 15, 2006 at 5:00 p.m. EDT to discuss the Company’s first quarter results.

To join the call, please dial 866.578.5801 in the United States and Canada, and 1.617.213.8508 for other international locations and then enter the pass code 66862887. There will also be a live web broadcast and recorded replay available on the investor relations section of the Company’s website at: http://www.verticalnet.com/company/investor.asp.

A replay of this call will be available after 7:00 p.m. EDT on the day of the call through 7:00 p.m., June 15, 2006, by dialing 888.286.8010 in the United States and Canada, and 1.617.801.6888 for other international locations and entering pass code 64118847.

The recorded web broadcast replay will also be available on the investor relations section of the Company’s website at: http://www.verticalnet.com/company/investor.asp.

(a) Adjusted net loss from operations is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe that adjusted net loss from operations provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate adjusted net loss from operations in the same manner, and adjusted net loss from operations as presented by Verticalnet may not be comparable to adjusted net loss from operations presented by other companies. Included, following the financial statements, is a reconciliation of net loss to adjusted net loss from operations that should be read in conjunction with the financial statements.

About Verticalnet, Inc.

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about success in growing our on-demand supply management solutions business, future revenue growth, new customer wins in the second quarter, progress continuing into the second quarter, driving significant revenue in coming quarters, the pending financing, that funding will provide our balance sheet with the strength needed to drive our business forward, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects”, “anticipated,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Capital Markets, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 which has been filed with the SEC. Verticalnet is making these statements as of May 15, 2006 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC

Public Relations contact:	Investor Relations Contact:

Scuzscon Walker	Gene S. Godick

Verticalnet, Inc.	Verticalnet, Inc.

610-695-2301	610-240-0600

swalker@verticalnet.com	ggodick@verticalnet,com

Verticalnet, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

			Three Months Ended
			March 31,
			2006	2005 (4)
Revenues:
Software and software related			$1,541	$1,515
Services			2,375	3,761

Total revenues			3,916	5,276

Cost of revenues (1) :
Cost of software and software related			598	700
Cost of services			1,652	1,958
Amortization of acquired technology and customer contracts			247	239

Total cost of revenues			2,497	2,897

Gross profit			1,419	2,379

Operating expenses(1) :
Research and development			1,475	1,725
Sales and marketing			1,935	1,944
General and administrative			1,650	1,582
Litigation and settlement costs			1,018	33
Restructuring charges			238	—
Amortization of other intangible assets			258	324

Total operating expenses			6,574	5,608

Operating loss			(5,155)	(3,229)
Interest and other (income) expense, net (2)			153	(40)

Net loss			$(5,308)	$(3,189)

Adjusted net loss from operations (5)			$(3,027)	$(2,373)

Basic and diluted loss per common share (3)
Net loss			$(0.11)	$(0.08)

Adjusted net loss from operations (5)			$(0.06)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted (3)			50,245	41,966

(1) As of January 1, 2006, the Company adopted SFAS No. 123R. As a result we now record expenses relating to stock option awards. The following presents the impact the adoption of SFAS 123R and stock based compensation charges had on various expense categories (in thousands):
	Three months ended March 31, 2006			Three months ended
				March 31, 2005
		Stock based
	Impact of SFAS 123R	compensation	Total

Cost of revenues	$41	$73	$114	$12
Research and development	22	48	70	14
Sales and marketing	76	24	100	91
General and administrative	66	130	196	103

Total	$205	$275	$480	$220

(2)	During the three months ended March 31, 2006, the Company recorded a benefit from changes in the fair value of derivative liabilities as well as interest expense and accretion on its long-term debt.

(3)	During the three months ended March 31, 2006 and 2005, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4) Certain prior period amounts have been reclassified to conform with the current period’s financial statement presentation.
(5) See “Reconciliation of GAAP Results to Non-GAAP Results and Other Financial Data” elsewhere in this press release.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,172	$4,576
Restricted cash	211	155
Accounts receivable, net	3,282	5,188
Prepaid expenses and other current assets	1,081	735

Total current assets	7,746	10,654
Property and equipment, net	1,235	1,288
Goodwill	19,350	19,331
Other intangible assets, net	3,510	4,003
Other assets	579	768

Total assets	$32,420	$36,044

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt and other long-term liabilities	$3,606	$2,638
Accounts payable and accrued expenses	4,328	4,038
Deferred revenues	3,206	3,297
Total current liabilities	11,140	9,973
Long-term debt and other liabilities	2,650	3,675
Shareholders’ equity	18,630	22,396

Total liabilities and shareholders’ equity	$32,420	$36,044

Verticalnet, Inc.
Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(in thousands)	March 31,
	2006	2005
Operating activities:
Net loss	$(5,308)	$(3,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	650	705
Stock-based compensation	480	220
Accretion of promissory notes and non-cash interest	427	—
Change in fair value of derivative liabilities	(507)	—
Amortization of deferred financing costs	120	—
Other non-cash items	9	—
Change in assets and liabilities, net of effect of acquisition:
Restricted cash	(211)	—
Accounts receivable	1,906	882
Prepaid expenses and other assets	205	(143)
Accounts payable and accrued expenses	888	(977)
Deferred revenues	8	17
Net cash used in operating activities	(1,333)	(2,485)

Investing activities:
Acquisition related payments	(57)	—
Capital expenditures	(45)	(48)
Restricted cash	155	—

Net cash provided by (used in) investing activities	53	(48)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(135)	(102)
Proceeds from exercise of stock options and issuance of common stock	2	2
Net cash used in financing activities	(133)	(100)

Effect of exchange rate fluctuation on cash and cash equivalents	9	(62)

Net decrease in cash and cash equivalents	(1,404)	(2,695)
Cash and cash equivalents — beginning of period	4,576	9,370

Cash and cash equivalents — end of period	$3,172	$6,675

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$115	$5
Supplemental schedule of non-cash investing and financing activities
Financed insurance policies	$494	$630
Capital expenditures financed through capital lease arrangements	44	141
Conversion of and payment on senior convertible promissory notes with common stock	1,006	—

Reconciliation of GAAP results to non-GAAP results and Other Financial Data

	Three Months Ended
(In thousands, except per share data)	March 31, 2006	March 31, 2005

Revenues:
Software and software related	$1,541	$1,515
Services	2,375	3,761

Total revenues	3,916	5,276
Total cost of revenues	2,497	2,897

Gross profit	1,419	2,379
Total operating expenses	6,574	5,608

Operating loss	(5,155)	(3,229)
Interest and other (income) expense, net	153	(40)

Net loss	(5,308)	(3,189)
Non-GAAP adjustments:
Amortization of intangible assets	505	563
Restructuring charges	238	—
Stock-based compensation	480	220
Accretion of promissory notes and non-cash interest	427	—
Amortization of deferred financing costs	120	—
Litigation costs	1,018	33
Change in fair value of derivative liabilities	(507)	—

Adjusted net loss from operations	$(3,027)	$(2,373)

Net loss per common share:
Net loss	$(0.11)	$(0.08)

Adjusted net loss from operations	$(0.06)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	50,245	41,966

Condensed Consolidated Balance Sheet Information	March 31, 2006	December 31, 2005

Cash and cash equivalents	$3,172	$4,576
Current assets	7,746	10,654
Total assets	32,420	36,044
Deferred revenue	3,618	3,610
Current liabilities	11,140	9,973
Long-term debt and other liabilities	2,238	3,362
Total liabilities	13,790	13,648
Total liabilities and shareholders’ equity	32,420	36,044
Key Metrics	Three months ended

	March 31, 2006	March 31, 2005

Total billings	$4,018	$5,149
Software bookings	1,365	921